UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2009

CIT GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31369	65-1051192

(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

505 Fifth Avenue
New York, New York 10017

(Address of registrant's principal executive office)

Registrant's telephone number, including area code: (212) 771-0505

                                            Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

     On April 24, 2009, Moody’s Investor Service, Standard & Poor’s Ratings Service, Fitch Ratings, and DBRS each announced that it had downgraded the senior unsecured debt rating of CIT Group Inc. Moody’s downgraded CIT from Baa2 to Ba2; Standard & Poor’s downgraded CIT from BBB to BBB-; Fitch downgraded CIT from BBB to BB+; and DBRS downgraded CIT from A (low) to BBB (high).

     As of the close of business on April 29, 2009, the principal potential impacts of the downgrade of CIT’s senior unsecured debt rating to below investment grade by one or more rating agencies are summarized as follows:

  Increased cost of borrowings of approximately 5 basis points on a weighted average basis on certain unsecured bank borrowings aggregating $3.1 billion.
  Termination, at the option of the Export Credit Agencies (ECA), of a secured aircraft facility which is used to finance future Airbus deliveries. Termination does not impact existing advances but will impact CIT’s ability to finance future deliveries of Airbus aircraft through the ECA facility with expected cash proceeds to CIT for remaining 2009 Airbus deliveries aggregating approximately $340 million. Based on discussions with the ECA, we do not expect that this facility will be terminated at this time.
  Termination of certain derivative contracts at the option of the counterparties, which if exercised by all counterparties would require an aggregate payment for cash settlement of approximately $112 million. This amount relates solely to contracts with counterparties where CIT has a negative mark-to-market and would be required to make a net payment to the counterparties upon termination. As of the close of business on April 29, 2009, certain derivative contracts, requiring a payment for cash settlement of approximately $27 million, had been terminated.
  Termination, at the option of the counterparty, of a total return swap facility that is scheduled to mature in August 2011. Termination would require payment in full of advances currently outstanding under the facility and a make-whole premium due to the counterparty which in aggregate equal a net cash impact to CIT of approximately $245 million. We are currently in discussions with the counterparty and do not expect the counterparty to terminate the facility.

Forward-Looking Statement

     This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this document that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIT GROUP INC.
(Registrant)

By:	/s/ Joseph M. Leone

Joseph M. Leone
Vice Chairman & Chief Financial Officer

Dated: April 30, 2009